Exhibit 16.1






April 26, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      CirTran Corporation
         File No. 0-26059

Dear Sir or Madam:

We have read Item 4 of the Form 8-K/A of CirTran Corporation dated April 26, 2002 and agree with the statements concerning our Firm contained therein, except we are not in a position to agree or disagree with the Company's statements that the change was recommended by management and approved by the board of directors or its statements regarding its past and current relationship with Hansen Barnett & Maxwell.

Very truly yours,




/s/Grant Thornton LLP